                                                                 Exhibit (h)(ii)


              AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT




     THIS AMENDMENT to the Transfer Agency and Service Agreement by and between PRUDENTIAL NATURAL RESOURCES FUND, INC. (the "Fund") and Prudential Mutual Fund Services LLC (successor to Prudential Mutual Fund Services, Inc.)("PMFS") is entered into as of August 24, 1999.


     WHEREAS, the Fund and PMFS have entered into a Transfer Agency and Service Agreement (the "Agreement") pursuant to which PMFS serves as transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund; and


     WHEREAS, the Fund and PMFS desire to amend the Agreement to confirm the Fund's agreement to pay transfer agency account fees and expenses for beneficial owners holding shares through omnibus accounts maintained by The Prudential Insurance Company of America, its subsidiaries or affiliates.


     NOW, THEREFORE, for and in consideration of the continuation of the Agreement, and other good and valuable consideration, Article 8 of the Agreement is amended by adding the following Section:


                8.04 PMFS may enter into agreements with Prudential or any subsidiary or affiliate of Prudential whereby PMFS will maintain an omnibus account and the Fund will reimburse PMFS for amounts paid by PMFS to Prudential, or such subsidiary or affiliate, in an amount not in excess of the annual maintenance fee for each active beneficial shareholder account as if each beneficial shareholder account were maintained by PMFS on the Fund's records, subject to the fee schedule attached hereto as Schedule A. Prudential, its subsidiary or affiliate, as the case may be, shall maintain records relating to each beneficial shareholder account that underlies the omnibus account maintained by PMFS.

        IN WITNESS WHEROF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



PRUDENTIAL NATURAL RESOURCES FUND, INC.

                                         ATTEST:

By: /s/ John R. Strangfeld, Jr.      By: /s/Robert C. Rosselot
    ---------------------------          ---------------------
     John R. Strangfeld, Jr.             Robert C. Rosselot

     President                           Secretary



PRUDENTIAL MUTUAL FUND SERVICES LLC

                                         ATTEST:

By: /s/ Brian Henderson              By: /s/William V. Healey
    -------------------                  --------------------
     Brian Henderson                     William V. Healey

     President                           Secretary